THE VICTORY VARIABLE INSURANCE FUNDS

                          DISTRIBUTION AND SERVICE PLAN
                                 CLASS A SHARES

      This Distribution and Service Plan (the "Plan") is adopted as of January 1, 2003, in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by The Victory Variable Insurance Funds, a business trust organized under the laws of the State of Delaware (the "Trust"), on behalf of the Class A shares, a class of shares of its Funds (individually, a "Fund," and collectively, the "Funds") as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

      Section 1. Annual Fees.

      Distribution Fee. Each Fund will pay to the distributor of its shares, BISYS Fund Services Ohio, Inc. (the "Distributor"), a distribution and service fee under the Plan at the annual rates set forth on Schedule I (the "Distribution Fee").

      Adjustment to Fees. Class A shares of any Fund may pay a Distribution Fee to the Distributor at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 3 of this Plan.

      Payment of Fees. The Distribution Fees will be calculated daily and paid monthly by each Fund with respect to the Class A shares at the annual rates indicated in Schedule I hereof.

      Section 2. Expenses Covered by the Plan.

      Distribution Fees may be used by the Distributor:

            (a) to pay for activities primarily intended to result in the sale of Class A shares to life insurance companies (each a "Life Company") for the purpose of funding variable annuity contracts and variable life insurance policies (collectively referred to as "Variable Contracts") or to provide services to Variable Contract owners whose Variable Contracts are funded with shares of the Funds and are not otherwise provided by the Life Company and paid for with fees charged by the Life Company, including but not limited to:

                  (i) providing incentives and compensation to the Distributor and Life Companies that make the Fund available to its Variable Contract owners and who provide personal services to its Variable Contract owners who fund their Variable Contracts with shares of the Fund;

                  (ii) providing administrative support services to the Fund in connection with the distribution of the Fund's shares for use by Life Companies in funding Variable Contracts;

                  (iii) paying costs incurred in conjunction with advertising and marketing Fund shares, such as the expense incurred by Life Companies, the Distributor, or affiliates of the Distributor of preparing, printing and distributing promotional or sales literature in connection with the funding of Variable Contracts with Fund shares;

                  (iv) printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective Variable Contract owners;

                  (v) holding seminars and sales meetings designed to promote the distribution of Variable Contracts funded with Fund shares, to the extent permitted by applicable laws, rules or regulations;

                  (vi) training sales personnel of Life Companies regarding the Fund; and

                  (vii) financing any other activity that the Board determines is primarily intended to result in the sale of Fund shares and support of services relating to those shares; and

            (b) for an allocation of overhead and other branch office distribution-related expenses of the Distributor such as, office space and equipment and telephone facilities; and

      The amount of the Distribution Fees payable by any Fund under Section 1 hereof is not related directly to expenses incurred by the Distributor and this
Section 2 does not obligate a Fund to reimburse the Distributor for such expenses. The Distribution Fees described in Section 1 hereof will be paid by a Fund to the Distributor unless and until the Plan is terminated or not renewed with respect to a Fund or Class thereof, any distribution or service expenses incurred by the Distributor on behalf of a Fund in excess of payments of the Distribution Fees specified in Section 1 hereof that the Distributor has accrued through the termination date are the sole responsibility and liability of the Distributor and not an obligation of a Fund. In no case shall any Fund or Class make any payments under the Plan that exceed the maximum amounts payable under applicable Conduct Rules of the National Association of Securities Dealers, Inc.

      Section 3. Indirect Expenses.

      While each Fund is authorized to make payments under this Plan to the Fund's Distributor for expenses described above, it is expressly recognized that each Fund currently pays, and will continue to pay, an investment advisory fee to its Investment Adviser and an administration fee to the Administrator. To the extent that any payments made by any Fund to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory Agreement or the Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of a Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

      In addition, to the extent that any payments made by the Investment Adviser, Administrator, or Distributor out of its own profits should be deemed indirect financing of any activity primarily intended to result in the past sale of shares of a Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

      Section 4. Approval of Trustees.

      Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and
(b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

      Section 5. Continuance of the Plan.

      The Plan will continue in effect for one year after the date set forth above, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

      Section 6. Agreements.

      Any agreement with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Qualified Trustees or by a vote of a majority of the outstanding voting securities of the Class A Shares of the Fund, on not more than sixty days' notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

      Section 7. Termination.

      The Plan may be terminated at any time with respect to a Fund (i) by the Trust without payment of any penalty, by the vote of a majority of the outstanding voting securities of the Class C Shares of any Fund or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 7 with respect to any other Fund.

      Section 8. Amendments.

      The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of the Class A Shares of that Fund. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

      Section 9. Selection of Certain Trustees.

      While the Plan is in effect: (i) the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust; and (ii) any person who acts as legal counsel for the Trustees who are not interested persons of the Trust will be an independent legal counsel

      Section 10. Written Reports.

      In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

      Section 11. Preservation of Materials.

      The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

      Section 12. Meanings of Certain Terms.

      As used in the Plan, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.

                                   SCHEDULE I
                                       TO
                          DISTRIBUTION AND SERVICE PLAN
                                       FOR
             CLASS A SHARES OF THE VICTORY VARIABLE INSURANCE FUNDS

                              DATED JANUARY 1, 2003



This Plan shall be adopted with respect to Class A Shares of the following series of The Victory Variable Insurance Funds:

Fund                                              Rate*
----                                              -----
1     Diversified Stock Fund                      0.25%
2.    Investment Quality Bond Fund                0.25%
3.    Small Company Opportunity Fund              0.25%

* Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.